Exhibit 99.1

SpringWorks Therapeutics Reports Third Quarter 2020 Financial Results and Recent Business Highlights

- Enrollment Complete in the Phase 3 DeFi Trial of Nirogacestat in Adult Patients with Desmoid Tumors -

- Clinical Collaborations Signed with Janssen, Pfizer and Precision Biosciences to Evaluate Nirogacestat in Combination with BCMA-Directed Therapies Across Modalities for the Treatment of Patients with Relapsed or Refractory Multiple Myeloma -

- Entered into Sponsored Research Agreement with Fred Hutchinson Cancer Research Center to Further Evaluate Nirogacestat as a BCMA Potentiator in Multiple Myeloma -

- Completed an Asset Purchase and Exclusive License Agreement of Global Rights to FAAH Inhibitor PF-04457845 to Jazz Pharmaceuticals, Receiving $35 Million Upfront Payment and Potential Future Milestone Payments of Up to $375 Million -

- Raised $269.5 Million in Net Proceeds Through Follow-On Public Offering -

STAMFORD, Conn. – November 12, 2020 – SpringWorks Therapeutics, Inc. (Nasdaq: SWTX), a clinical-stage biopharmaceutical company focused on developing life-changing medicines for patients with severe rare diseases and cancer, today reported third quarter financial results for the period ended September 30, 2020 and provided an update on recent company developments.

“We are very pleased with our achievements in the third quarter of 2020 across our clinical development, business development and corporate initiatives. We completed enrollment in the Phase 3 DeFi trial, advanced our strategy to develop nirogacestat as a cornerstone of BCMA combination therapy for patients with multiple myeloma by signing additional collaborations with industry and academic leaders, and continued to progress our trials in biomarker defined metastatic solid tumors,” said Saqib Islam, Chief Executive Officer of SpringWorks. “Our ten clinical development programs are progressing as planned and we look forward to providing further updates as we advance our pipeline and continue to execute on our strategy to build a leading targeted oncology company.”

Recent Business Highlights and Upcoming Milestones

Late-Stage Rare Oncology

●	Completed enrollment in the Phase 3 DeFi trial evaluating nirogacestat in adult patients with progressing desmoid tumors. SpringWorks expects to report topline data from the DeFi study in the second or third quarter of 2021.

●	Recruiting patients in a Phase 2 study sponsored by the Children’s Oncology Group evaluating nirogacestat in pediatric patients with desmoid tumors.
●	Highlighted a publication by investigators at the University of Minnesota and the Dana-Farber Cancer Institute in the Pediatric Cancer & Blood journal reporting data from four pediatric and young adult desmoid tumor patients who received nirogacestat under the SpringWorks Expanded Access Program. In these four patients, the investigators reported one complete response, two partial responses, and one stable disease, with no grade 3 or 4 adverse events.
●	Enrollment is ongoing in the Phase 2b ReNeu trial evaluating mirdametinib in pediatric and adult patients with NF1-associated plexiform neurofibromas. SpringWorks expects to provide an update on the ReNeu trial in the fourth quarter of 2020 or first quarter of 2021.

B-cell Maturation Antigen (BCMA) Combinations in Multiple Myeloma

●	Enrollment is ongoing in a Phase 1b trial evaluating nirogacestat in combination with BLENREP (belantamab mafodotin-blmf), GSK’s anti-B-cell maturation antigen (BCMA) antibody-drug conjugate, in patients with relapsed or refractory multiple myeloma.
●	Entered into a clinical collaboration with Janssen Biotech, Inc. (Janssen) to evaluate nirogacestat in combination with Janssen’s BCMA CD3 bispecific antibody, teclistamab, in patients with relapsed or refractory multiple myeloma. A Phase 1 study is expected to commence by early 2021, pending discussions with regulators.
●	Entered into a clinical collaboration with Pfizer Inc. (Pfizer) to evaluate nirogacestat in combination with Pfizer’s BCMA CD3 bispecific antibody, PF‐06863135, in patients with relapsed or refractory multiple myeloma. A Phase 1b/2 study is expected to commence in the first half of 2021.
●	An IND application is expected to be filed by the end of 2020 to evaluate nirogacestat in combination with Allogene’s BCMA AlloCAR T therapy, ALLO-715, in patients with relapsed or refractory multiple myeloma.
●	Entered into a clinical collaboration with Precision BioSciences, Inc. (Precision) to evaluate nirogacestat in combination with Precision’s allogeneic CAR T candidate targeting BCMA, PBCAR269A, in patients with relapsed or refractory multiple myeloma. A Phase 1/2a clinical study is expected to commence in the first half of 2021, pending discussions with regulators.
●	Entered into a sponsored research agreement with Fred Hutchinson Cancer Research Center (Fred Hutch) to further explore the ability of nirogacestat to modulate BCMA and potentiate BCMA-targeting therapies in a variety of preclinical and patient-derived multiple myeloma models developed by researchers at Fred Hutch.

Biomarker-Defined Metastatic Solid Tumors

●	Enrollment is ongoing in a Phase 1b/2 trial evaluating mirdametinib with BeiGene’s RAF dimer inhibitor, lifirafenib, in patients with RAS/RAF mutant and other MAPK pathway aberrant solid tumors. SpringWorks and BeiGene expect to report initial clinical data in 2021.
●	Enrollment is ongoing in a Phase 1 trial of BGB-3245 in patients with RAF mutant solid tumors. BGB-3245 is a selective RAF dimer inhibitor being developed by MapKure, LLC, an entity that is jointly owned by SpringWorks and BeiGene, Ltd. Initial clinical data from the Phase 1 study are expected in 2021.

General Corporate

●	In October 2020, SpringWorks completed a follow-on public offering that raised $269.5 million in net proceeds, which included the underwriters’ full exercise of their option to purchase additional shares of common stock.
●	SpringWorks and Jazz Pharmaceuticals entered into an asset purchase and exclusive license agreement under which Jazz acquired SpringWorks’ fatty acid amide hydrolase (FAAH) inhibitor program, PF-04457845. Under the terms of the agreement, Jazz assumed all milestone and royalty obligations owned by SpringWorks to Pfizer under the 2017 license agreement pursuant to which SpringWorks obtained rights to this asset. In addition, Jazz made an upfront payment of $35 million to SpringWorks, with potential future milestone payments of up to $375 million payable to SpringWorks based upon the achievement of certain clinical development, regulatory and commercial milestones. SpringWorks is also entitled to receive tiered royalties on future net sales of PF-04457845.

Third Quarter and Year to Date 2020 Financial Results

●	Research and Development (R&D) Expenses: R&D expenses were

$13.9 million and $36.6 million for the third quarter and year-to-date periods, respectively, compared to $10.7 million and $30.4 million for the comparable periods of 2019, respectively. The increases in R&D expenses in 2020 were primarily attributable to growth in employee costs associated with increases in the number of R&D personnel, an increase in non-cash share-based compensation expense and increases in external costs related to drug manufacturing and clinical trial costs.

●	General and Administrative (G&A) Expenses: G&A expenses were $7.7 million and $20.9 million for the third quarter and year-to-date periods, respectively, compared to $4.6 million and $11.5 million for the comparable periods of 2019, respectively. The increases in G&A expenses in 2020 were primarily attributable to growth in employee costs associated with increases in the number of G&A personnel supporting the growth of the organization, and an increase in non-cash share-based compensation expenses, as well as increases in expenses related to the expansion of business activities.
●	Net Loss Attributable to Common Stockholders: SpringWorks reported net losses of $21.7 million, or $0.51 loss per share, and $56.8 million, or $1.35 loss per share, for the third quarter and year-to-date periods ended September 30, 2020, respectively. This compares to net losses of $16.8 million, or $1.77 loss per share, and $34.4 million, or $9.24 loss per share, for the comparable periods of 2019, respectively.
●	Cash Position: Cash, cash equivalents and marketable securities were $276.8 million as of September 30, 2020. This does not include the net proceeds of $269.5 million from the Company’s follow-on public offering completed in October 2020 or the $35 million upfront payment Jazz Pharmaceuticals made to SpringWorks in October 2020.

COVID-19 Update

To date, the COVID-19 pandemic has had a relatively modest impact on SpringWorks’ business operations, in particular on SpringWorks’ clinical trial programs, and SpringWorks is undertaking considerable efforts to mitigate the various challenges presented by this crisis. For further details and descriptions of the risks associated with the COVID-19 pandemic, please see the Risk Factors in SpringWorks’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020 and refer to the Forward-Looking Statements section in this press release.

About SpringWorks Therapeutics

SpringWorks is a clinical-stage biopharmaceutical company applying a precision medicine approach to acquiring, developing and commercializing life-changing medicines for underserved patient populations suffering from devastating rare diseases and cancer. SpringWorks has a differentiated portfolio of small molecule targeted oncology product candidates and is advancing two potentially registrational clinical trials in rare tumor types, as well as several other programs addressing highly prevalent, genetically defined cancers. SpringWorks’ strategic approach and operational excellence in clinical development have enabled it to rapidly advance its two lead product candidates into late-stage clinical trials while simultaneously entering into multiple shared-value partnerships with industry leaders to expand its portfolio. For more information, visit www.springworkstx.com and follow @SpringWorksTx on Twitter and LinkedIn.

SpringWorks uses its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website in the ‘Investors & Media’ section. Accordingly, investors should monitor such portions of the SpringWorks website, in addition to following press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding SpringWorks’ clinical trials and its strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to SpringWorks’ financial results, the timing for completion of SpringWorks’ clinical trials of its product candidates, whether and when, if at all, SpringWorks’ product candidates will receive approval from the U.S. Food and Drug Administration, or FDA, or other foreign regulatory authorities, uncertainties and assumptions regarding the impact of the COVID-19 pandemic on SpringWorks’ business, operations, clinical trials, supply chain, strategy, goals and anticipated timelines, competition from other biopharmaceutical companies, and other risks identified in SpringWorks’ SEC filings. SpringWorks cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. SpringWorks disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent SpringWorks’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

SpringWorks Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per-share data)	2020	2019	2020	2019
Operating expenses:
Research and development	$13,923	$10,745	$36,597	$30,373
General and administrative	7,669	4,584	20,946	11,495
Total operating expenses	21,592	15,329	57,543	41,868

Loss from operations	(21,592)	(15,329)	(57,543)	(41,868)
Other income:
Interest income, net	63	997	1,156	2,280
Total other income	63	997	1,156	2,280
Equity investment loss	(130)	(2,501)	(459)	(2,501)
Net loss	$(21,659)	$(16,833)	$(56,846)	$(42,089)

Reconciliation of net loss to net loss attributable to common stockholders:
Net loss	$(21,659)	$(16,833)	$(56,846)	$(42,089)
Net gain attributable to extinguishment of Series A convertible preferred and Junior Series A convertible preferred units	—	—	—	7,729
Net loss attributable to common stockholders	$(21,659)	$(16,833)	$(56,846)	$(34,360)

Net loss per share, basic and diluted	$(0.51)	$(1.77)	$(1.35)	$(9.24)
Weighted average common shares outstanding, basic and diluted	42,148,837	9,487,329	41,961,691	3,716,877

SpringWorks Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

(In thousands)	September 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$276,819	$327,652
Working Capital (1)	266,150	319,391
Total Assets	286,100	334,831
Total liabilities	13,345	12,759
Accumulated deficit	(129,875)	(73,029)
Total stockholders’ (deficit) equity	272,755	322,072

(1)	We define working capital as current assets less current liabilities.

Contact:

Kim Diamond

Phone: 203-561-1646

Email: kdiamond@springworkstx.com